Exhibit 10.7
AGREEMENT AND GENERAL RELEASE

For good and valuable consideration, rendered to resolve and settle finally, fully and completely all matters or disputes that now or may exist between them, the parties below enter this Agreement and General Release:

1. Parties. The parties to this Agreement are Darryl Ray, his heirs, representatives, successors and assigns (hereinafter referred to collectively as “Mr. Ray”) and Alpha Innotech Corp., and/or any of its successors, subsidiaries, affiliates, parties and related companies (hereinafter referred to collectively as “Alpha Innotech”).

2. Release Of Claims By Mr. Ray. In exchange for the promises contained in this Agreement and to the extent permitted by law, Mr. Ray hereby waives, releases and forever discharges, and agrees that he will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, which he asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including but not limited to, any claims under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, Government Code §12900 et seq., the California Labor Code, the Americans with Disabilities Act, the California Family Leave Act, and the Employee Retirement Income Security Act of 1974 against Alpha Innotech and any of its current or former owners, officials, directors, officers, shareholders, affiliates, agents, employee benefit plans, representatives, servants, employees, attorneys, subsidiaries, parents, divisions, branches, units, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of Mr. Ray’s employment relationship with Alpha Innotech, and the termination of such employment relationship, and with respect to any other claim, matter, or event arising prior to execution of this Agreement by Mr. Ray.

3. Civil Code § 1542 Waiver. As a further consideration and inducement for this Agreement, Mr. Ray hereby waives any and all rights under Section 1542 of the California Civil Code or any similar state, local, or federal law, statute, rule, order or regulation he may have with respect to Alpha Innotech and any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Ray expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

4. Outstanding Claims. As further consideration and inducement for this Agreement, Mr. Ray represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against Alpha Innotech or any of the Released Parties, with any local, state or federal government agency or court with respect to any matter covered by this Agreement and, to the extent permitted by law, he will not do so in the future. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement against Alpha Innotech or any of the Released Parties, on behalf of or related to Mr. Ray, he will withdraw from and/or dismiss the matter with prejudice, as to any claims they might have. Mr. Ray agrees he will not participate or cooperate in such matter(s) except as required by law.

5. Consideration for Release. In consideration of the promises contained herein, Alpha Innotech agrees that it will provide Mr. Ray with the severance payment outlined in the April 6, 2005 Amendment to his May 11, 2001 Employment Agreement. Under this severance payment plan, Alpha Innotech will continue to pay Mr. Ray’s salary at his current base rate of $100,000 per year paid bi-weekly (less applicable withholdings and deductions) through March 9, 2007. By signing below, Mr. Ray acknowledges that he is receiving the severance payment outlined in the April 6, 2005 Amendment to his May 11, 2001 Employment Agreement (Paragraph 2.8, Termination for Good Reason) in consideration for waiving his rights to claims referred to in this Agreement, and without such waiver, Mr. Ray would not otherwise be entitled to the severance payment.

6. Additional Payments. Mr. Ray understands and agrees that he will receive payment in the amount of $114,743.34, plus interest of $1,961.64, less applicable withholdings and deductions, from the Alpha Innotech Accrued Compensation Plan on April 30, 2006. Mr. Ray agrees that the payment he will receive on April 30, 2006 is being made in a timely manner. Mr. Ray further agrees that this is the entire amount to which he is entitled under the Accrued Compensation Plan.

Mr. Ray understands that his rights under the Alpha Innotech Corporation Bonus Plan will continue to the extent set forth in the Alpha Innotech Corporation Bonus Plan documents.

7. Time To Sign And Revoke Agreement. Mr. Ray acknowledges and agrees that he was advised that he has twenty-one (21) calendar days from the date he received this Agreement to consider the terms of this Agreement. Mr. Ray is advised to consult with an attorney prior to signing this Agreement.

Mr. Ray also understands and has been advised that he has seven (7) calendar days to revoke his agreement hereto. He further understands that the Agreement shall not become effective and enforceable until after the passage of this seven (7) day period.

8. No Admission Of Liability. By entering into this Agreement, Alpha Innotech and all Released Parties do not admit any liability whatsoever to Mr. Ray or to any other person arising out of any claims heretofore or hereafter asserted by Mr. Ray, and Alpha Innotech, for itself and all Released Parties, expressly denies any and all such liability.

9. Joint Participation In Preparation Of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

10. Attorneys’ Fees And Costs. As further mutual consideration of the promises set forth herein, Alpha Innotech and Mr. Ray agree that they each are responsible for their own attorneys’ fees and costs. Each agrees that they will not seek from the other reimbursement for attorneys’ fees and/or costs incurred in this action or relating to any matters addressed in this Agreement.

11. Section Headings. Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

12. Scope Of Agreement. Mr. Ray hereby affirms and acknowledges that he has read the foregoing Agreement, and that he fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein. The parties to this Agreement represent that this Agreement may be used as evidence in any subsequent proceeding in which any of the parties alleges a breach of this Agreement or seeks to enforce its terms, provisions or obligations.

13. Entire Agreement. This Agreement hereto constitutes the complete understanding between Mr. Ray and Alpha Innotech and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by these parties or authorized representatives.

Dated: 3/30/2006
/s/ Darryl Ray
Darryl Ray

Dated: 3/31/2006
Alpha Innotech Corporation

/s/ William Snider